UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2018

Energy Recovery, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34112	01-0616867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 Doolittle Dr. San Leandro, CA 94577
(Address if Principal Executive Offices)(Zip Code)

510-483-7370
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(c)(e) On August 8, 2018, the Board of Directors of Energy Recovery, Inc. (the “Company”) appointed Mr. Joshua Ballard, 45, to serve as Chief Financial Officer of the Company, effective as of August 13, 2018. The Company believes that Mr. Ballard possesses specific attributes that qualify him to serve as the Chief Financial Officer, including his extensive finance background and executive experience in several companies. Immediately prior to joining the Company, Mr. Ballard was the Operating Partner at Orox Capital Management, a private equity fund, where he served as Chief Financial Officer of Southwest Spirits & Wine, a portfolio company, since 2017. From 2014 to 2017, Mr. Ballard was the Managing Director of Lanterne Advisors, LLC. From 2003 to 2014, Mr. Ballard was an Executive Director of SigmaBleyzer Investment Group, a private equity fund manager, where he held several executive positions within SigmaBleyzer, including as the President of Jus-Made, a portfolio company. Mr. Ballard earned his MBA from Thunderbird, School of Global Management and his B.A. from the University of Iowa. Mr. Ballard is also a Chartered Financial Analyst and a Charted Management Accountant.

There are no family relationships between Mr. Ballard and any of the executive officers or directors of the Company, and there are no arrangements or understandings between Mr. Ballard and any other person pursuant to which he was appointed as an executive officer of the Company. There are no related party transactions with Mr. Ballard that are reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

The Company entered into an offer letter agreement with Mr. Ballard, dated August 3, 2018 (the “Offer Letter”), establishing his compensation as Chief Financial Officer, effective as of August 13, 2018. As the Chief Financial Officer, Mr. Ballard will be paid an initial annual base salary of $325,000 and a one-time sign-on bonus of $100,000. However, the sign-on bonus is subject to repayment in the event Mr. Ballard resigns from the Company within the first year of employment. Mr. Ballard will also be eligible to receive an annual cash bonus equal to up to 60% of his annual base salary upon the Company’s and his achievement of goals to be established by the Board and the Chief Executive Officer each fiscal year. However, for 2018, Mr. Ballard has been guaranteed an annual bonus of $195,000, subject to his being employed through the date that the 2018 annual bonuses will be paid to the other executive officers. Mr. Ballard is also entitled to participate in all of the Company’s benefit programs available to management employees and to receive reimbursement for reasonable expenses incurred in connection with Mr. Ballard’s relocation to Northern California. Mr. Ballard will also be granted options to purchase shares of the Company’s common stock under the Company’s 2016 Incentive Plan with a Black-Scholes value of $1,000,000. These options will have an exercise price equal to the closing price of the Company’s common stock on the date of grant and will vest over four years, with 25% of such options vesting on the first anniversary of the grant date and the 1/36th of the remaining options vesting on each monthly anniversary of the grant date. Mr. Ballard will also be a participant in the Company’s Change in Control Severance Plan. In addition, Mr. Ballard will also be eligible for certain severance benefits if he is terminated without cause other than in connection with a change in control (as defined in the Change in Control Severance Plan) that will be made pursuant to his Offer Letter.

The foregoing description of the terms of Mr. Ballard’s employment is a summary and is qualified in its entirety by the text of the Offer Letter to Mr. Joshua Ballard, a copy of which is being filed with this Current Report on Form 8-K.

Item 7.01     Regulation FD Disclosure.
On August 14, 2018, the Company issued a press release announcing the appointment of Mr. Ballard as Chief Financial Officer of the Company, a copy of which is attached hereto as Exhibit 99.1. The information in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

Item 9.01     Financial Statements and Exhibits
(d)     Exhibits

Exhibit Number	Description
10.1	Offer Letter to Mr. Joshua Ballard
99.2	Press Release Dated August 14, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2018

Energy Recovery, Inc.

By:	/s/ William Yeung
William Yeung
General Counsel